SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 10, 2002

SERVICE MERCHANDISE COMPANY, INC.
(Debtor-in-Possession as of March 27, 1999)

(Exact name of registrant as specified in its charter)

Tennessee	1-9223	62-0816060

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7100 Service Merchandise Boulevard, Brentwood, TN	37027

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (615) 660-6000

Not Applicable

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     Service Merchandise Company, Inc. (the “Company”) recently closed the transaction contemplated by an Asset Purchase Agreement dated as of March 4, 2002 by and among the Company and certain of its subsidiaries and KLA/SM, L.L.C., a Delaware limited liability company formed by Klaff Realty, L.P., Lubert Adler Partners and Developers Diversified Realty Corporation (the “Purchaser”) (the “Asset Purchase Agreement”). The following description of the Asset Purchase Agreement and the terms and conditions thereof is qualified in its entirety by reference to the copy of the Asset Purchase Agreement filed herewith as Exhibit 10.

     The Purchaser was the successful bidder in the bidding process implemented by the Company pursuant to bidding procedures approved by the United States Bankruptcy Court for the Middle District of Tennessee, Nashville Division (the “Bankruptcy Court”), on February 25, 2002. Pursuant to such procedures the Company sought the highest and best offer for the designation rights with respect to substantially all of its real property assets, including its fee properties and leasehold interests. Designation rights give the Purchaser the right to direct the Company as to whom to convey a particular fee property and to whom to assign the Company’s leasehold interests. The Asset Purchase Agreement and the underlying sale of the designation rights, as described below, was approved by the Bankruptcy Court on March 16, 2002.

     Under the terms of the Asset Purchase Agreement, the Company has agreed to sell to the Purchaser the designation rights with respect to substantially all of its real estate assets, including fee properties and leasehold interests. The properties subject to the Asset Purchase Agreement include all of the Company’s and its subsidiaries’ owned properties and leasehold interests except the Company’s corporate headquarters, one of its distribution centers in Nashville, Tennessee and several leases that were excluded after execution of the Asset Purchase Agreement. During the designation period (the “Designation Period”), which expires on the date an order is entered by the Bankruptcy Court approving the Company’s plan of reorganization or liquidation (the “Confirmation Date”) (or earlier for leases where the Bankruptcy Court has entered an order setting an earlier deadline for assuming or rejecting the leases pursuant to Section 365(d)(4)), the Company is required, upon direction from Purchaser, to convey its right, title and interest in and to its fee properties to the designees of Purchaser and to assume and assign and convey its rights under leases, including any ground leases and any subleases under which the Company is a tenant or subtenant, to Purchaser’s designees.

     In consideration for the designation rights, Purchaser has paid to the Company approximately $116.4 million in cash. In addition to the cash portion of the purchase price, the Purchaser has assumed the mortgage debt owing on the properties for which the designation rights were sold to Purchaser and has agreed to pay all carrying costs related to such properties during the Designation Period. Purchaser shall also make a guaranteed payment to the Company of $8.6 million on the Confirmation Date. Also, if Purchaser is able to arrange for the sale of the fee properties and leasehold interests at a value in excess of the cash portion of the purchase price and guaranteed payment, the assumed mortgage debt, and certain management fees and expenses and other reimbursable costs and expenses then the Company shall be entitled to 20% of such additional amount received on account of the sale of the fee property and leasehold interests.

     The results of the Company’s planned liquidation and related distributions and the Company’s liquidity, capital resources and results of operations are subject to a number of risks and uncertainties including, but not limited to, the following: matters affecting the timing and amounts of anticipated distributions to creditors; the Company’s ability to resolve outstanding claims; the ability of the Company to maximize asset value and control expenses; the ability of the Company to comply with the terms of the DIP to Exit Facility; potential adverse developments with respect to the Company’s activities; the ability of the Company to retain and compensate key executives and associates; potential adverse publicity; and real estate costs, including the substantial fixed investment costs associated with disposing of the Company headquarters and Nashville distribution center.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(b)(1)	The Company has not included pro forma financial information with respect to the transaction contemplated by the Asset Purchase Agreement. The Company’s monthly operating reports filed with the Bankruptcy Court and the Securities and Exchange Commission under the cover of Form 8-K will reflect these transactions.

(c)	Exhibits

10.	Asset Purchase Agreement dated as of March 4, 2002, by and between Service Merchandise Company, Inc., certain of the subsidiaries of Service Merchandise Company, Inc. and KLA/SM, L.L.C. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are omitted, but will be provided supplementally to the Securities and Exchange Commission upon request.)

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICE MERCHANDISE COMPANY, INC.

Date: April 16, 2002	By:	/s/ C. Steven Moore
C. Steven Moore Senior Vice President, Chief Administrative Officer, Secretary and General Counsel

EXHIBIT INDEX

No.	Exhibit

10.	Asset Purchase Agreement dated as of March 4, 2002, by and between Service Merchandise Company, Inc., certain of the subsidiaries of Service Merchandise Company, Inc. and KLA/SM, L.L.C. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are omitted, but will be provided supplementally to the Securities and Exchange Commission upon request.)

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